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                                                                       EXHIBIT 6


INTRUST Bank, N.A.
Box One
Wichita, KS 67201-5001
Telephone: (316) 383-1111

INTRUST Advisory Network

May 13, 1998

HAND DELIVERED
--------------

William K. Hoskins
Chairman of the Board of Directors
J. C.  Nichols Company
310 Ward Parkway
Kansas City, MO  64112

Re: Request for a Special Meeting of the Shareholders of J. C. Nichols Company (the "Company") and Notice of Shareholder Action to be Addressed Thereat
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Dear Mr.  Hoskins:

     Pursuant to Section 5(b) of the Bylaws of the Company, as amended (the "Bylaws"), the undersigned, as a shareholder of the Company who owns greater than one-fifth of the outstanding voting shares of the Company, hereby notifies you that it calls a special meeting of the shareholders of the Company for the purpose of bringing to vote the following actions in the order presented below.

       Shareholder Proposal 1.  A proposal to amend the Bylaws to remove
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cumulative voting with respect to the election of directors.   The shareholders
of the Company shall be presented with the following resolution for their affirmative vote:

          RESOLVED, that paragraph 9(b) of the Bylaws be, and the same hereby is, amended so that, as amended, said paragraph 9(b) shall be and read in its entirety as follows:

               "(b) Votes per Share. Each shareholder shall have one vote for each share of stock that is registered in his name on the books of the corporation and that is entitled to vote with respect to any matter, including the election of directors. Accordingly, there shall be no cumulative voting with respect to the election of directors. No person shall be permitted to vote any shares belonging, hypothecated, or pledged to the corporation. Notwithstanding any other provisions of the articles of incorporation or these bylaws, the power of the directors to alter, amend, suspend or repeal this paragraph 9(b) or any portion thereof is expressly denied."
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       Shareholder Proposal 2.  A proposal to remove certain members of the
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Board of Directors of the Company.  The shareholders of the Company shall be presented with the following resolution for their affirmative vote:

          "RESOLVED, that each and every one of the current members of the Board of Directors of the Company be, and the same hereby are, removed, effective immediately, except for (i) C.Q. Chandler III or (ii) in the event that the 1998 annual meeting of shareholders is held prior to the special meeting of shareholders held to consider this resolution, any current director of the Company which the undersigned cast votes for at such annual meeting of shareholders."

The special meeting called by this notice is to be scheduled on the earliest possible date allowed by the Bylaws and the Missouri Revised Statutes. Notice of the special meeting called by this notice is to be given pursuant to Section 6(a) of the Bylaws.

     If you have any questions regarding this notice, please contact the undersigned.


Sincerely,
INTRUST Bank, N.A., as Trustee of the J.C. Nichols
Company Employee Stock Ownership Trust


By:  /s/ Phillip J. Owings
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   Phillip J. Owings
   Executive Vice President